Exhibit 10.32

INDEPENDENT CONTRACTOR AGREEMENT

INDEPENDENT CONTRACTOR AGREEMENT dated September 9, 2009 between Hans Joerg Hunziker (“Contractor”) whose address is Hunziker Lease and Finance, Zeughausgasse 9a, 6301, Zug, Switzerland, and Willis Lease Finance Corporation, a Delaware corporation (“Willis Lease”) whose address is 773 San Marin Drive, Suite 2215, Novato, CA 94998.  Contractor and Willis Lease are sometimes referred to in this Agreement individually as a the “Party” or collectively as the “Parties.”

R E C I T A L S

A.            Contractor has substantial experience and expertise in the European capital markets.

B.            Willis Lease desires to retain the services of Contractor, and Contractor desires to perform services for Willis Lease, on the terms and conditions hereinafter set forth.

A G R E E M E N T

The Parties agree as follows:

1.             Services.  During the term of this Agreement, and subject to the terms and conditions hereinafter set forth, Contractor agrees to perform services in connection with the identification and qualification of potential investors in equity securities of Willis Lease.  Such services shall be performed from time to time as requested by Charles F. Willis, President and Chief Executive Officer of Willis Lease, or his designee.

2.             Term and Termination.

(a)           Term.  The term of this Agreement shall commence September 1, 2009 and shall continue through October 30, 2010.

(b)           This Agreement shall terminate at the option of the unaffected party upon the occurrence of any of the following events:

(i)            The dissolution or liquidation of Willis Lease;

(ii)           The death or total disability of Contractor.  Total disability is any disability which prevents Contractor from performing services hereunder for a period of twenty-one consecutive days, or thirty nonconsecutive days;

(iii)          A breach by Contractor of any of Contractor’s covenants under this Agreement which Contractor fails to cure within ten  days after written notice of such breach;

(iv)          The mutual written agreement of the parties to this Agreement; or

(v)           Thirty days after written notice by either Party to the other Party.

(c)           On termination of this Agreement for any reason whatsoever, (i) Willis Lease shall pay to Contractor all amounts accrued under paragraph 3 hereof up to the date of termination; (ii) Contractor shall deliver to Willis Lease any and all completed and uncompleted tasks which Contractor may have been performing at the time of the termination as well as all Willis Lease data and information, in written, recorded or physical form concerning the subject of this Agreement and entrusted to or developed by Contractor during the term of  this Agreement; and (iii) the terms and provisions of this Agreement shall have no further force or effect except for Sections 6 and 9 which shall survive the termination of this Agreement.

(d)           All amendments to this Agreement must be in writing and executed by both Parties prior to the amendment taking effect.

3.             Compensation and Payment.

(a) In consideration of the services performed by Contractor hereunder, Contractor shall be paid fees at the rate of $200 per hour, up to a maximum of $14,000 per month for any calendar month and not to exceed $115,000 for any 12 month period.

(b)     Willis Lease will reimburse Contractor for reasonable out of pocket expenses incurred in the performance of his duties under this Agreement.  Expenses in excess of US$2,500 shall be pre-approved by Willis Lease.

(c)   Contractor shall invoice Willis Lease bi-weekly describing, in reasonable detail, his activities in performing the services under this Agreement.

4.             Relationship of the Parties.

(a)           Contractor is a member of the Board of Directors of Willis Lease.  Notwithstanding that fact, the Parties intend that the relationship between them created by this Agreement is that of principal and independent contractor.  Neither Contractor nor any agent, employee, or servant of Contractor shall be or shall be deemed to be an agent, employee, or servant of Willis Lease.  The manner and means of performing services under this Agreement shall be under the sole control of Contractor.  None of the benefits provided by Willis Lease to its employees (including, but not limited to, compensation, insurance, vacation pay, sick leave, profit sharing, health insurance and workers’ compensation insurance) shall be available to Contractor or any agent, employee or servant of Contractor.  Contractor shall be solely and entirely responsible for his acts and for the acts of his agents, employees, servants, and subcontractors during the performance of services under this Agreement. Contractor specifically acknowledges he is covered under his own workers’ compensation and will not be covered under the workers’ compensation or other insurance of Willis Lease.

(b)           During the term of this Agreement, including any extensions or renewals thereof, Contractor shall perform all of the duties required of him under the terms of this Agreement.

(c)           Contractor acknowledges that he does not have the authority to bind Willis Lease to any contract, nor does Contractor have the authority to enter into contracts on behalf of Willis Lease.  Each Party agrees not to represent in any way the existence of (i) any authority to bind the other Party, or (ii) any relationship between the Parties hereto other than the independent contractor arrangement specified herein.

5.             Compliance with Laws and Regulations.  In the performance of services hereunder, Contractor agrees to act in full compliance with any and all applicable laws, rules and regulations adopted or promulgated by any governmental agency or regulatory body, both state and federal.  Contractor assumes full responsibility for the payment of any and all contributions, payroll taxes or assessments, imposed by any governmental authority with respect to Contractor and/or any employees of Contractor engaged in the performance of services hereunder. Contractor assumes and agrees to pay any and all gross receipts, compensating, use, transaction, sales, or other taxes or assessments of whatever nature or kind levied or assessed as a consequence of services performed or compensation paid under this Agreement.

6.             Indemnification.  Contractor shall indemnify, hold harmless, protect, and defend Willis Lease from and against any and all damages, losses, liabilities, obligations, or deficiencies resulting from, arising out of, or connected with, (i) the nonfulfillment of any obligation on the part of Contractor to be observed or performed under this Agreement, (ii) any and all claims made against Willis Lease by any third Party, or third Parties, at any time after the execution and delivery of this Agreement, arising out of, or connected with, any negligent act, or omission, or willful misconduct of Contractor, or (iii) any demands, assessments, judgments, costs, reasonable attorneys’ fees, or other expenses arising out of, or connected with, any action, suit, proceeding or claim incident to any of the foregoing.

7.             Arbitration.  Any and all claims arising out of or related to the performance of services under this Agreement, any provision or aspect of this Agreement, or any alleged breach thereof, including any dispute as to any amount owed under this Agreement, shall be settled by arbitration in San Francisco, California in accordance with the rules then prevailing of the American Arbitration Association for Commercial Disputes; provided, however, that (i) in the event of any conflict between this and any other provision of this Agreement and such rules, the provisions of this Agreement shall prevail, and (ii) any claim must be presented for arbitration within six months of the date upon which the aggrieved Party became aware of, or should have become aware of, the alleged claim.  Failure to assert a claim within six months shall forever bar assertion of such claim.  The results of any arbitration shall be final and binding upon the Parties and judgment thereon may be entered in any California or Swiss court.

8.    Authority.  Contractor represents and warrants that he has the right to enter into this Agreement.

9.             Confidentiality.

(a)           Contractor acknowledges that in the course of performance under this Agreement he will receive, may develop and have access to the valuable, proprietary and trade secret information of Willis Lease and that the unauthorized disclosure of Willis Lease’s proprietary and trade secret information would irreparably damage Willis Lease.  Accordingly, Contractor agrees that all proprietary and trade secret information received or developed by Contractor as a consequence of this Agreement is the property of Willis Lease, shall be maintained in confidence and will not be used, published or disclosed by Contractor without.

(b)           The financial terms of this Agreement are also to be considered Confidential Information.

(c)           Except in any proceeding to enforce provisions of this Agreement, Contractor, its employees, officers, directors and agents shall not publicize or disclose to any third party any of the terms or conditions of this Agreement .  Notwithstanding the foregoing, Willis Lease may describe or file this Agreement in its periodic filings with the Securities Exchange Commission.

(d)           If either Party, or any one of its employees, officers, directors or agents is served with a subpoena or other process requiring production or disclosure of this Agreement or any of its terms or conditions, then the person or entity receiving such a subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other of the same and permit the other a reasonable period of time (taking into account the terms of the subpoena or other process) to intervene and to contest such production.

(e)               The obligations of confidentiality discussed in this Agreement shall survive the termination of this Agreement.

10.           Conflicts of Interest.  During the term of this Agreement, Contractor shall be under no restriction with regard to entering into consulting arrangements with other persons or organizations, except that Contractor shall not engage in any activities which might be in conflict with Willis Lease’s interest, for example, working for a competitor of Willis Lease.  Contractor agrees to present any questions or concerns about the implementation of this provision to Willis Lease and the parties agree to reach a mutually satisfactory resolution of the issue.

11.           Miscellaneous.

(a)           No Waiver.  No waiver of any breach or of any one or more of the conditions or covenants in this Agreement by any Party hereto shall be deemed to imply or constitute a further waiver of any other like breach, condition or covenant.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties hereto as to the subject matter hereof, and merges with and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect to such subject matter.

(c)           Binding Effect.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and permitted assigns.

(d)           Assignment.  This Agreement can neither be assigned nor can the performance of any duties be delegated by the Contractor without the specific written authorization of Willis Lease.

(e)           Headings; Severability.  The headings in the sections of this Agreement are inserted for convenience only and shall not be considered or referred to in resolving any questions of interpretation.  The provisions of this Agreement are severable, and if any of or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the Parties hereto.

(f)            Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be effective upon receipt.  All notices shall be given or served personally or sent by facsimile or first class mail, postage prepaid, addressed as follows:

If to Willis Lease:
Willis Lease Finance Corporation
Attn: Legal Department
773 San Marin Drive, Suite 2215
Novato, CA 94998
Tel.: 415-408-4700
Fax: 415-408-4702
Fax: 619/578-9879

If to Contractor:
Hans Joerg Hunziker
Hunziker Lease and Finance
Zeughausgasse 9a, 6301
Zug, Switzerland
Tel: 41 41 71044 24
Fax: 41 41 71044 50

or to such other address which the Party receiving the notice has notified the Party giving the notice in the manner aforesaid.

(g)           No Trading in Willis Lease Stock  Contractor acknowledges that he is a director of Willis Lease.  As such, his trading in Willis Lease’s stock is subject to restriction under Willis Lease policies.

(j)            Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of California.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Thomas C. Nord

Its:

/s/ Hans Joerg Hunziker
By: Hans Joerg Hunziker